Exhibit 10.11

Execution Version

SERIES C-3 PREFERRED SHARE SUBSCRIPTION AGREEMENT

THIS SERIES C-3 PREFERRED SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of July 17, 2018, by and among:

(1)    Meili Inc. (formerly known as MOGU Holdings Limited) , an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”),

(2)    each company listed on Schedule I hereto (each a “Key Group Company” and collectively, the “Key Group Companies”),

(3)    Mr. CHEN Qi ( 陈 琪 ), an individual holding PRC ID No. ******, Mr. WEI Yibo ( 魏 一 搏 ), an individual holding PRC ID No. ******, Mr. YUE Xuqiang (岳旭强), an individual holding PRC ID No. ****** (collectively, the “Founders,” and each a “Founder”),

(4)    Elevenhalf MG International Limited, Plus Performance MG Limited and Exceed Intelligence Limited, each a company organized under the laws of the British Virgin Islands (collectively, the “Management Shareholders” and each, individually, a “Management Shareholder”) and

(5)    Image Future Investment (HK) Limited, a company organized under the laws of Hong Kong (“Tencent”).

RECITALS:

WHEREAS, Tencent and certain Affiliates of Tencent are shareholders of the Company;

WHEREAS, the Company issued and allotted to certain investors Series C-3 preferred shares, par value US$0.00001 per share, of the Company (the “Series C-3 Preferred Shares”) pursuant to a Series C-3 Preferred Share Subscription Agreement, dated as of June 3, 2016, by and among, inter alios, the Company, the Founders and those investors; and

WHEREAS, the Company desires to issue and allot to Tencent, and Tencent desires to subscribe for from the Company, an aggregate of 157,047,506 Series C-3 Preferred Shares pursuant to the terms and subject to the conditions set forth in this Agreement.

****** Indicates where text has been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	AGREEMENT TO SUBSCRIBE AND ALLOT SHARES

1.1    Agreement to Subscribe and Allot. Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to Tencent, and Tencent hereby agrees to subscribe for from the Company, on the Closing Date, 157,047,506 Series C-3 Preferred Shares (the “Subscription Shares” and, the Ordinary Shares issuable upon conversion of the Subscription Shares, the “Conversion Shares”) in consideration of the entry by Tencent into the Business Cooperation Agreement, the fair value of which consideration has been determined by the Board in good faith to be US$160,000,000 (the “Series C-3 Closing Consideration Fair Value”), representing a subscription price of US$1.0188 per share.

2.	CLOSING; DELIVERY

2.1    Closing; Delivery.

(a)    The closing of the subscription of the Subscription Shares by Tencent (the “Closing”) shall occur simultaneously by exchange of documents, on a date no later than five (5) Business Days after the fulfillment or waiver of all of the conditions to the Closing set forth in Sections 6 and 7 (except for those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time as the Company and Tencent may mutually agree in writing (the “Closing Date”).

(b)    At the Closing, Tencent shall deliver to the Company a copy of the Business Cooperation Agreement duly executed by Tencent.

(c)    At the Closing, the Company will deliver to Tencent such items the delivery of which is made an express closing condition pursuant to Section 6, and Tencent will deliver to the Company such items the delivery of which is made an express closing condition pursuant to Section 7.

3.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each Key Group Company and each Management Shareholder (and, for the avoidance of doubt, not the Founders in their respective individual capacities) (each a “Warrantor” and collectively, the “Warrantors”) hereby jointly and severally represent and warrant to Tencent, as of the date hereof and as of the Closing Date (except for such representations and warranties that speak as of a particular date, in which case, such representations and warranties shall be made as of such date), as follows:

3.1    Organization, Standing and Qualification.

(a)    Each Group Company and each Management Shareholder is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the jurisdiction of its incorporation or establishment, and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations hereunder and under any other Transaction Document to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No Governmental Order has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of any Group Company and no distress, execution or other process has been levied on any Group Company’s assets, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)    Each Group Company that is organized or established under the laws of the PRC has a valid business license issued by relevant Governmental Authority, and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Section 3.1 of the Disclosure Schedule contains a list of the Group Companies and the Management Shareholders as of immediately before the Closing, setting forth (as applicable) the name, outstanding share capital and paid-in registered capital, business scope, registered office, date of establishment, valid duration, and the identities and shareholding percentage of the shareholders of each of the Group Companies and the Management Shareholders, together with a chart illustrating the shareholding structure of the Group Companies immediately before the Closing.

3.2    Capitalization.

Immediately prior to the Closing, the authorized share capital of the Company will be US$50,000, divided into 5,000,000,000 shares consisting of the following:

(a)    Ordinary Shares. A total of 3,175,609,844 authorized Ordinary Shares, of which:

(i)      729,260,548 shares are issued and outstanding;

(ii)     1,824,390,156 shares are reserved for issuance upon conversion of the Preferred Shares; and

(iii)    228,327,161 shares are reserved for issuance to officers, directors, employees, consultants or service providers of the Company under the ESOP.

(b)    Preferred Shares. 1,824,390,156 Preferred Shares, of which:

(i)      91,289,618 shares are designated as Series A-1 Preferred Shares, all of which are issued and outstanding;

(ii)     189,153,200 shares are designated as Series A-2 Preferred Shares, all of which are issued and outstanding;

(iii)    95,898,640 shares are designated as Series A-3 Preferred Shares, all of which are issued and outstanding;

(iv)    148,000,000 shares are designated as Series A-4 Preferred Shares, all of which are issued and outstanding;

(v)      43,262,547 shares are designated as Series A-5 Preferred Shares, all of which are issued and outstanding;

(vi)     117,192,207 shares are designated as Series A-6 Preferred Shares, all of which are issued and outstanding;

(vii)    140,511,900 shares are designated as Series A-7 Preferred Shares, all of which are issued and outstanding;

(viii)   290,169,609 shares are designated as Series B-1 Preferred Shares, all of which are issued and outstanding;

(ix)     194,572,067 shares are designated as Series B-2 Preferred Shares, all of which are issued and outstanding;

(x)      215,946,767 shares are designated as Series C-1 Preferred Shares, all of which are issued and outstanding;

(xi)     111,899,688 shares are designated as Series C-2 Preferred Shares, all of which are issued and outstanding; and

(xii)    186,493,913 shares are designated as Series C-3 Preferred Shares, all of which will be issued and outstanding immediately after the Closing.

(c)    Options and Reserved Shares. Except for (i) the rights of Tencent to purchase the Series C-3 Preferred Shares pursuant to this Agreement, (ii) the conversion privileges of the Preferred Shares, (iii) rights provided in the Existing Shareholders Agreement, (iv) rights provided in the Restated Articles to be effective as of the Closing, and (v) the Ordinary Shares (and options therefor) reserved for issuance to employees pursuant to the ESOP, there are no options, warrants, conversion privileges or other rights or agreements presently outstanding relating to the sale, issuance, grant, exercise, award or redemption of any of the shares of the Company. Except as set forth in Section 3.2(c) of the Disclosure Schedule or pursuant to the Existing Shareholders Agreement, the Restated Articles and the other Transaction Documents, no shares (including, as of the Closing, the Subscription Shares and the Conversion Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or, to the Knowledge of the Warrantors, any other Person) or any agreement to which any Warrantor is a party and which agreement affects the voting or relates to the giving of written consents with respect to such shares.

(d)    ESOP. The Company has not directly or indirectly issued share options or other forms of equity-based awards of the Company to employees, directors or consultants of any Group Company except in accordance with the ESOP, the Transaction Documents or as approved by the Board concurrently with the execution and delivery of the Transaction Documents. Section 3.2(d) of the Disclosure Schedule sets forth, with respect to all outstanding equity-based awards issued by the Company, the aggregate number of each type of award issued and outstanding as of the date hereof and, where applicable, the weighted average exercise price of each type of awards issued and outstanding as of the date hereof.

(e)    Outstanding Security Holders. Complete and current lists of all outstanding shareholders, option holders and other security holders of the Company (other than holders of equity-based awards of the Company) as of the date hereof and as of the Closing Date, respectively, are set forth in Section 3.2(e) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder (other than the equity-based awards of the Company, if any, held by such holder). Complete and current lists of all outstanding shareholders, option holders and other security holders of the Management Shareholders as of the date hereof and as of the Closing Date, respectively, are set forth in Section 3.2(e) of the Disclosure Schedule, indicating the type and number of shares, options or such other securities held by each such shareholder, option holder or other such security holder.

(f)    Title. Each of the Group Companies is the sole legal and beneficial holder of all of the share capital or registered capital owned by such Group Company, free and clear of all Liens of any kind other than those arising under Applicable Law or as set forth in the Controlling Documents.

3.3    Group Companies. Except as disclosed in Section 3.3 of the Disclosure Schedule, none of the Group Companies presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. Except for the controlling documents listed in Section 3.3 of the Disclosure Schedule (the “Controlling Documents”) or as otherwise disclosed in the Existing Shareholders Agreement (as of the date of this Agreement), the Restated Articles (as of the Closing Date) and the other Transaction Documents, there is no agreement among the Founders, the Management Shareholders, any Group Company and/or any other Person, with respect to the ownership or control of any of the Group Companies.

3.4    Due Authorization and Enforceability. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All actions on the part of each Warrantor (and, as applicable, its officers, directors and/or shareholders) necessary to authorize the execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of such Warrantor thereunder, and, in the case of the Company, the issuance, sale, transfer and delivery of the Subscription Shares has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by each Warrantor, and each of the other Transaction Documents will be duly executed and delivered by each Warrantor that is a party thereto. This Agreement and each of the other Transaction Documents are, or when executed and delivered by such Warrantor shall be (assuming due execution and delivery by each of the other parties thereto), valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and to general equity principles.

3.5    No Conflicts. Neither the execution, delivery or performance of and compliance with this Agreement and other Transaction Documents to which any Warrantor is a party, nor the consummation of the transactions contemplated hereby or thereby by such Warrantor, will (i) result in any violation or breach of the constitutional documents of any Warrantor, (ii) result in any violation, breach or default under any Material Contract, (iii) violate any Applicable Law, or (iv) require any consents, permits, approvals, orders, licenses, authorizations, registrations, qualifications, designations, declarations or filings by or with any Governmental Authority or any third party (collectively, “Approvals”), except in the cases of subsections (ii), (iii) and (iv) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or adversely impact in any material respect the ability of the Company to consummate the transactions contemplated hereby.

3.6    Valid Issuance of Shares.

(a)    The Subscription Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, and the Conversion Shares, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and non-assessable, free and clear of any Lien and will be free of restrictions on transfer (except for any restrictions on transfer set forth in the Transaction Documents or any restrictions on transfer under applicable securities laws and regulations).

(b)    All outstanding equity securities of each Group Company are duly and validly issued in compliance with all Applicable Laws, pre-emptive rights of any Person, and applicable contracts, and are fully paid and non-assessable. All share capital of each Group Company is and as of the Closing will be free and clear of any and all Liens (except as provided under the Existing Shareholders Agreement, the Existing Articles, the Undertakings to Act in Concert, the Transaction Documents and/or the Controlling Documents (as applicable)). There are no (i) resolutions of the Board pending to increase the authorized or outstanding share capital of any Group Company (except for the resolutions of the Board to effect the transactions and share capital structure contemplated by this Agreement) or cause the liquidation, winding up, or dissolution of any Group Company or (ii) dividends which have accrued or been declared but are unpaid by any Group Company.

3.7    No Side Letters. Other than the Transaction Documents, there is no side letter, agreement or other arrangement between any Group Company or its Affiliates, on the one hand, and any of the Company’s shareholders or their Affiliates, on the other hand, relating to the voting, issuance or disposition of any equity securities in any Group Company or any other matter contemplated by the Transaction Documents and, as of the date of this Agreement, no such side letter, agreement or arrangement is contemplated to be entered into.

3.8    Liabilities. No Group Company has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due (“Liabilities”), that such Group Company has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such Group Company has otherwise become directly or indirectly liable, other than any Liabilities (i) reflected on, reserved against, or disclosed in the Financial Statements, (ii) discharged or paid in full prior to the date of this Agreement, (iii) incurred since the Statement Date in the ordinary course of business, (iv) incurred pursuant to the Transaction Documents, or (v) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9    Title to Properties and Assets.

(a)    The Group Companies have good and valid title to, or a legal and valid right to use, all material assets they currently use in the conduct of their respective businesses, whether real, personal or mixed, free and clear of any Liens or third party claims (other than of lessors of any such leased assets), including any creditors’ rights. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All leases of material real or personal property to which a Group Company is a party are fully effective and provide such Group Company valid leasehold interests in the real or personal property that is the subject of the lease.

(b)    No Group Company owns any real property or has any easements, licenses, rights of way, or other interests in or to real property as of the date of this Agreement, except for the leasehold interests to real property occupied by the respective Group Company as listed on Section 3.9(b) of the Disclosure Schedule. All such leasehold properties are held under valid, binding and enforceable leases of a Group Company, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and to general equity principles. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (i) in good condition and repair (reasonable wear and tear excepted) and (ii) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.

3.10    Status of Proprietary Assets.

(a)    Each Group Company (i) has independently developed and owns free and clear of all Liens, or (ii) has a valid right or license to use, all material Proprietary Assets, including Registered Intellectual Property, used in its business as now conducted and as proposed to be conducted, and to the Knowledge of the Warrantors, no such Proprietary Assets infringe upon or otherwise violate any Proprietary Assets of any third Person in any material respect. To the Knowledge of the Warrantors, at no time during the conception of or reduction of any of the Group Companies’ Proprietary Assets to practice was any developer, inventor or other contributor to such Proprietary Assets operating under any grants from any Governmental Authority or agency or private source, performing research sponsored by any Governmental Authority or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect any Group Company’s rights in such Proprietary Assets. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company to any third party relating to the Proprietary Assets of a Group Company, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any third party, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software.

(b)    To the Knowledge of the Warrantors, as of the date of this Agreement and the Closing Date, none of the Group Companies or the Founders has received any written communications alleging that such Group Company or the Founder has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other Person or entity, nor, to the Knowledge of the Warrantors, is there any reasonable basis therefor.

(c)    All material Proprietary Assets created by employees of each Group Company are “works for hire”, and all rights, title and interest therein have been transferred and assigned, or are transferable and assignable, to such employing Group Company. No Group Company will be required to utilize, in the course of its business operation, any employee’s Proprietary Assets developed prior to such employee’s employment with such Group Company, except for any Proprietary Assets that have been validly and properly assigned or licensed to such Group Company prior to the date hereof.

(d)    Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard its Proprietary Assets and made all applicable registrations and filings and payment of fees in connection with patent and trademarks owned by such Group Company. Without limiting the foregoing, each Founder and Key Employee has executed and delivered to the Company an agreement pursuant to which such Key Employee’s rights in Proprietary Assets related to the business conducted by the Group Companies are the property of, and shall be assigned and transferred to, the Group Companies.

(e)    No Open Source Software (as defined below) directly forms part of any product or service provided by any Group Company or was or is used directly in connection with the development of any product or service provided by any Group Company or is incorporated directly into, in whole or in part, or has been distributed directly with, in whole or in part, any product or service provided by any Group Company. No software included in any Proprietary Assets has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Open Source Software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge.

3.11    Material Contracts and Obligations.

(a)    Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of all agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, Liabilities and other obligations to which a Group Company is a party or by which it is bound (other than the Transaction Documents and the Controlling Documents and any other agreements under which the obligations of the parties thereto have been substantially performed) that (i) are material to the conduct and operations of the Group Companies’ business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of a Group Company other than in the ordinary course of business, (iii) obligate a Group Company to share, license or develop any product or technology or transfer or license any material Proprietary Assets to or from a Group Company (in each case, other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software), (iv) have an aggregate value, cost or amount, or imposing liability or contingent liability on a Group Company in excess of US$1,000,000; (v) contain exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on a Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, or containing provisions that purport to restrict the business activity of a Group Company or limit the freedom of a Group Company to engage in any line of business that the Group Company is currently conducting; (vi) involve any provisions providing exclusivity, “change in control”, “most favored nation” status, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority (excluding those occur in the ordinary course of business) and have an aggregate value, cost or amount in excess of US$1,000,000; (vii) involve an extension of material credit, a guaranty or assumption of any obligation of any third party, in each case, over US$1,000,000, or the grant of a Lien over any asset having a book value equal to or greater than US$1,000,000; (viii) involve the lease, license, sale, disposition or acquisition of any business or asset having a book value equal to or greater than US$1,000,000; (ix) involve the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, in each case, involving an investment or commitment to invest more than US$1,000,000 by any Group Company; or (x) the termination of which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (each, a “Material Contract”). A true, fully executed copy of each Material Contract has been delivered to Tencent.

(b)    All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Group Company and the respective counterparty, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and to general equity principles.

(c)    Each Group Company, and to the Knowledge of the Warrantors, each other party or obligor with respect thereto, has complied in all material respects with the terms of each Material Contract, and is not in default under any Material Contract, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. To the Knowledge of the Warrantors, there does not exist any circumstance due to the action or inaction of any Group Company that with notice or lapse of time or both would constitute a material default of the obligations of a Group Company under a Material Contract.

(d)    To the Knowledge of the Warrantors, as of the date of this Agreement, no officer or director of any Group Company or any Founder or any Group Company has given or received from any Person any written notice or communication regarding any actual, alleged, possible or potential material violation or material breach of, or material default under, any Material Contract.

3.12    Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (each, an “Action”) pending (or, to the Knowledge of the Warrantors, currently threatened), as of the date of this Agreement and the Closing Date, against a Group Company or a Group Company’s properties or assets or, to the Knowledge of the Warrantors, against any officer, director or employee of a Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, a Group Company that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. None of the Group Companies is a party to or subject to, as of the date of this Agreement, the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority, in each case, which involves an amount in excess of US$1,000,000. None of the Group Companies or any material property or asset of the Group Companies is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, except as would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. There is no Action initiated by any Group Company currently pending.

3.13    Compliance with Laws; Consents and Permits.

(a)    None of the Group Companies is in violation of any applicable statute, rule, regulation, order or restriction of any jurisdiction or any instrumentality or agency thereof (“Applicable Law”) in respect of the conduct of its business or the ownership or use of its properties that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. To the Knowledge of the Warrantors, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of any Group Company to comply in all material respects with Applicable Law, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any material remedial action to cure a violation of Applicable Law. The Founders and the Group Companies have obtained any and all Approvals from applicable Governmental Authorities and have fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary with respect to the Founders and their investment in the Group Companies, and with respect to the Group Companies and their operations, respectively, except for failure to obtain or fulfill any Approvals, filing or registration requirements that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)    Each Group Company has all franchises, approvals, permits, licenses, certificates and any similar authorizations of or from any Governmental Authority (each, a “Permit”) necessary for the conduct of its business as currently conducted (including without limitation, all value-added telecommunications licenses required under Applicable Laws), except for failure to obtain any Permit that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth in Section 3.13(b) of the Disclosure Schedule, (i) each such Permit is valid and in full force and effect, (ii) no Group Company is in default or violation in any material respect of any such Permit, (iii) as of the date of this Agreement and the Closing Date, no Group Company has received any written notice from any Governmental Authority regarding any actual or possible default or violation in any material respect of any such Permit, (iv) to the Knowledge of the Warrantors, there is no factual or legal basis that will prevent each such Permit from remaining in full force and effect upon the consummation of the transactions contemplated hereby, and (v) to the Knowledge of the Warrantors, no suspension, cancellation or termination of any such Permit is threatened or imminent, except, in each case of (i) through (v), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(c)    Each holder or beneficial owner of any equity securities of the applicable Group Companies (each, a “Company Security Holder”), who is a domestic resident under Circular 37 (as defined below) and subject to any of the registration or reporting requirements of “the Notice on Relevant Issues Concerning Foreign Exchange Administration of Domestic Residents Engaging in Overseas Investments and Financings and Round-trip Investments via Overseas Special Purpose Companies” issued by SAFE on July 14, 2014 (“Circular 37”) or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied with such reporting and/or registration requirements under the SAFE Rules and Regulations. Neither the Warrantors nor, to the Knowledge of the Warrantors, any of the Company Security Holders has received, as of the date of this Agreement, any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all material oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. Each Company Security Holder and each applicable Group Company has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authority necessary under the PRC laws to conduct foreign exchange transactions as now being conducted by it.

3.14    Registration Rights; Voting Rights. Except as provided in the Existing Shareholders Agreement, the Company has not granted or agreed to grant any Person any registration rights (including piggyback registration rights) which are currently effective with respect to, nor is the Company obliged to list, any shares of any Group Company on any securities exchange. Except as contemplated under (i) this Agreement, (ii) the Controlling Documents, (iii) as of the date of this Agreement the Existing Shareholders Agreement and the Existing Articles and (iv) as of the Closing Date the Existing Shareholders Agreement and the Restated Articles, there are no currently effective voting or similar agreements relating to the voting securities of the Group Companies to which any Warrantor or, to the Knowledge of the Warrantors, any other Person is a party.

3.15    Insurance. To the Knowledge of the Warrantors, each Group Company has obtained insurance coverage of the same types and at the same coverage levels as other similarly situated companies. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies.

3.16    Financial Statements.

(a)    For the purpose of this Agreement, “Financial Statements” shall mean, the unaudited financial statements of the Company and its Subsidiaries on a consolidated basis for the fiscal year ended March 31, 2018 (the “Statement Date”).

(b)    The Financial Statements fairly present the consolidated financial positions of the Company and its Subsidiaries as of the dates presented, and the results of operations and cash flows for the periods then ended, have been prepared in accordance with the books and records of the Company and its Subsidiaries and the United States generally accepted accounting principles and practices (as in effect from time to time), applied on a consistent basis throughout the period(s) involved, subject to normal year-end adjustments, if applicable. No Group Company has received from its independent auditor any written report which identifies, claims or alleges (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by such Group Company, or (ii) any fraud that involves any Key Employee or any other employee of such Group Company who has a role in the preparation of Financial Statements or the internal accounting controls utilized by such Group Company.

(c)    Since the Statement Date, except as contemplated by this Agreement or the other Transaction Documents, and/or as set forth or reserved against in the Financial Statements, with respect to any Group Company there has not been any:

(i)    change which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)    resignation or termination of any Key Employee of any of the Group Companies;

(iii)    material change, amendment to or termination of a Material Contract;

(iv)    material change in any compensation arrangement or agreement with any Key Employee of any Group Company;

(v)    any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(vi)    commencement or settlement of any individual Action which involves an amount in excess of US$1,000,000;

(vii)    declaration, setting aside or payment or other distribution in respect of any of the Group Companies’ shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by any Group Company (other than redemptions, purchases or other acquisitions of shares from employees in connection with termination of employment);

(viii)    failure to conduct business in the ordinary course consistent with the Group Companies’ past practices;

(ix)    damages, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect on any Group Company;

(x)    material change in the accounting methods or practices followed by any Group Company (other than such changes that have been required by auditors, Applicable Law or applicable accounting principles and standards);

(xi)    except in the ordinary course of business consistent with its past practice, entry into any closing agreement with respect to material Taxes, settlement of any claim or assessment with respect to any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Taxes or filing of any material amended Tax returns;

(xii)    any incurrence, creation, assumption, repayment, satisfaction, or discharge of (i) any material Lien or (ii) any guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses or Liens, guarantees, loans or advances that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution in or to any third party; or

(xiii)    agreement or commitment by any Group Company to do any of the things described in this Section 3.16(c).

3.17    Tax Matters. Except as set forth in Section 3.17 of the Disclosure Schedule and except in connection with or arising out of the transactions contemplated by the Transaction Documents:

(a)    Each Group Company has timely filed all material Tax returns that are required to have been filed by it with any Governmental Authority, has timely paid all material Taxes owed by it which are due and payable (whether or not shown on any Tax return) and withheld and remitted to the appropriate Governmental Authority all material Taxes which it is obligated to withhold and remit from amounts owing to any employee, officer, director, creditor, customer or third party. There are no Liens for Taxes upon such Group Company’s assets except for Taxes that are not yet due. To the Knowledge of the Warrantors, (i) no Group Company has had any Tax deficiency proposed or assessed against it, nor (ii) has any Group Company executed any waiver of any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than unpaid Taxes that are in contest with any Tax authority by any Group Company in good faith or are nonmaterial in amount.

(b)    Each Tax return referred to in paragraph (a) above was properly prepared in compliance with Applicable Law and was true, correct and complete in all material respects. None of such Tax returns contains a statement that is false or misleading in any material respect or omits any matter that is required to be included or without which the statement would be false or misleading. All material records relating to such Tax returns or to the preparation thereof required by Applicable Law to be maintained by applicable Group Company have been duly maintained. No Group Company is treated as a resident for Tax purposes of, or is otherwise subject to income Taxation in, a jurisdiction other than the jurisdiction in which such Group

Company is established. As of the date of this Agreement, no Group Company has received a written claim by a Governmental Authority in a jurisdiction where the Group Company does not file Tax returns that such Group Company is subject to Tax in that jurisdiction.

(c)    The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax returns have been filed is not expected to exceed the recorded liability therefor in the most recent balance sheet in the Financial Statements, and there are no material unresolved questions or claims concerning any Tax liability of any Group Company. Since the Statement Date, no Group Company has incurred any Liability for Taxes other than in connection with the ordinary course of business consistent with past practice or in connection with the transactions contemplated by the Transaction Documents. As of the date of this Agreement, there is no pending dispute with, or notice from, any Tax authority relating to any of the Tax returns filed by any Group Company which, if determined adversely to such member, would result in any material liability for Taxes, and to the Knowledge of the Warrantors, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company. No Group Company has been or, to the Knowledge of the Warrantors, currently is subject to any investigation, discovery or access order relating to the conduct of its business or the payment or withholding of Taxes by or involving any Governmental Authority.

(d)    The Group Companies have enjoyed all Tax credits and Tax holidays (if any) in compliance with Applicable Law.

(e)    No Group Company is or has ever been a passive foreign investment company (“PFIC”) or a controlled foreign corporation (“CFC”) as defined in the United States Internal Revenue Code of 1986, as amended. No Group Company anticipates that it will become a PFIC or CFC for the current taxable year or any future taxable year.

(f)    The Company is treated as a corporation for U.S. federal income tax purposes.

3.18    Related Party Transactions. Except for the Transaction Documents (and the transactions contemplated by the Transaction Documents), the employment agreements, confidentiality agreements, non-compete agreements and other contracts of a similar nature with any Group Company, no Founder, or any officer, director or senior management employee of any Group Company or the Management Shareholders or any Affiliate of any of them (each of the foregoing, a “Related Party”), has any contract, understanding or transaction with any Group Company (each, a “Related Party Contract”) nor, to the Knowledge of the Warrantors, is there currently any proposed Related Party Contract. Except as may be contemplated by any of the Transaction Documents, to the Knowledge of the Warrantors, no Related Party has any direct or indirect ownership interest in any Person (other than a Group Company) with which a Group Company is Affiliated or with which a Group Company has a business relationship, or any Person (other than a Group Company or its Affiliates) that competes with any Group Company (except that a Related Party may have a passive investment of less than 1% of the stock of any publicly traded company that engages in the foregoing).

3.19    Employee Matters. Except as disclosed in Section 3.19 of the Disclosure Schedule, each Group Company has complied in all material respects with all applicable employment and labor laws, including provisions thereof relating to wages, hours, housing funds, social welfare, social insurance contribution, labor dispatch arrangement, employment of non-PRC employees and collective bargaining. To the Knowledge of the Warrantors, as of the date of this Agreement, each Key Employee is currently devoting all of his or her business time to the conduct of the business of the respective Group Company. To the Knowledge of the Warrantors, no officer or Key Employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or Key Employee, and none of the Key Employees of any Group Company is obligated under, or in material violation of, any Material Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. Except as disclosed in Section 3.19 of the Disclosure Schedule or as required by Applicable Law, none of the Group Companies is a party to or bound by equity incentive plan, profit sharing plan, retirement agreement or other material employee compensation agreement. There has not been, and there is not, as of the date of this Agreement, pending or, to the Knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral contract, commitment or arrangement with any labor union or any collective bargaining agreements. None of the Founders, and, to the Knowledge of the Warrantors, no other Key Employee is subject to any legal obligation (including without limitation obligation under any agreement with his or her prior employer) that will restrict his or her employment by the Group Companies. Except as disclosed in Section 3.19 of the Disclosure Schedule, none of the employees of the Group Companies is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth in or reserved against in the Financial Statements). There is no, and there has not been during the past three (3) years, any Action relating to the violation or alleged violation of any Applicable Law by any Group Company pertaining to labor relations or employment matters, including any charge or complaint filed by any employee with any Governmental Authority. Except as provided for in the Transaction Documents, neither the execution and delivery of the Transaction Documents nor the consummation of the transaction contemplated by the Transaction Documents will (i) entitle any current or former employee or director of any Group Company to severance pay, or any payment contingent upon a change in control of any Group Company, (ii) increase or enhance any benefits payable under any benefit plan, or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any employee or former employee.

3.20    Exempt Offering. Subject to the accuracy of the representations of Tencent set forth in Section 4 below, the offer, sale and issuance of the Subscription Shares in conformity with the terms of this Agreement are exempt from the qualification, registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), and each other analogous provision of applicable securities law.

3.21    Financial Advisor Fees. There exists no agreement or understanding between the Company or any of its Affiliates and any investment bank or other financial advisor under which the Company may owe any brokerage, placement or other fees relating to the offer or sale of the Subscription Shares.

3.22    Employment Agreements; Confidentiality, Non-compete and Invention Assignment Agreements. All Key Employees have entered into a standard at-will (or a term agreement if at-will relationship is prohibited under the laws of the jurisdiction where such employment services are rendered) employment agreement containing confidentiality, non-compete and invention assignment provisions. Each such employment agreement is valid, subsisting, in full force and effect and binding upon the applicable Group Company and the Key Employee. Each Founder and, to the Knowledge of the Warrantors, each other Key Employee are not in material violation of their respective employment agreements.

3.23    Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(a)    Each Group Company and, to the Knowledge of the Warrantors, its directors, officers, employees, representatives, agents and other persons acting on its behalf (collectively, “Representatives”) are and have been in compliance with all Applicable Law relating to anti-bribery, anti-corruption and anti-money laundering (collectively, the “Compliance Laws”), including Foreign Corrupt Practices Act of the United States of America, as amended from time to time (the “FCPA”), as if it were a U.S. person. Furthermore, to the Knowledge of the Warrantors, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, to the Knowledge of the Warrantors neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of,

(i)    the making of any gift or payment of anything of value to any Public Official by any person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any person;

(ii)    the taking of any action by any person which (i) would violate the FCPA, if taken by an entity subject to the FCPA, or (ii) would reasonably be expected to constitute a violation of any applicable Compliance Law;

(iii)    the making of any false or fictitious entries in the books or records of any Group Company by any person; or

(iv)    the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(b)    No Group Company or, to the Knowledge of the Warrantors, any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery.

(c)    No Group Company or, to the Knowledge of the Warrantors, any of its Representatives is a Prohibited Person. To the Knowledge of the Warrantors, no Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

3.24    Certain Matters.

(a)    The Controlling Documents currently in effect reflect the increase in capital of the Operating Company from RMB1,000,000 to RMB10,000,000 and such amount has been pledged to the WFOE with such pledge registered with the local administration of industry and commerce.

(b)    Except as set forth in Section 3.24 of the Disclosure Schedule, there are no outstanding credit lines extended by any Group Company to their merchants in connection with the “街利贷” business.

(c)    The Operating Company has (i) updated its value-added telecommunication service license to reflect the current registered capital and business address as prescribed in its business license, and (ii) obtained an updated value-added telecommunication service license covering the business of online data processing and transaction processing (在线数据处理与交易处理业务) in compliance with Applicable Law.

4.	REPRESENTATIONS AND WARRANTIES OF TENCENT

Tencent represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

4.1    Organization, Standing and Qualification. Tencent is duly organized, validly existing and in good standing (if applicable) under, and by virtue of, the laws of its jurisdiction of incorporation or establishment, and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party.

4.2    Authorization. Tencent has all requisite power and authority to execute and deliver the Transaction Documents to which Tencent is a party and to carry out and perform its obligations hereunder and thereunder. All action on the part of Tencent (and, as applicable, its officers, directors and/or shareholders) necessary to authorize the execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of Tencent thereunder, has been taken or will be taken prior to the Closing. This Agreement has been, and each of the other Transaction Documents to which Tencent is a party will be, duly executed and delivered by Tencent. This Agreement and each of the other Transaction Documents to which Tencent is a party are, or when executed and delivered by Tencent, will be (assuming due execution and delivery by each of the other parties thereto) valid and legally binding obligations of Tencent and enforceable against Tencent in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and to general equitable principles.

4.3    Accredited Investor. Tencent is (i) not a “U.S. Person” within the meaning of Regulation S of the Act and/or (ii) an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the Act.

4.4    Purchase for Own Account. The Subscription Shares and the Conversion Shares will be acquired for Tencent’s own account or the account of one or more of Tencent’s Affiliates, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and Tencent has no present intention of selling, granting any participation in, or otherwise distributing the same. The entire legal and beneficial interest of the Subscription Shares is being purchased, and will be held, for Tencent’s account only, and neither in whole or in part for any other Person. By executing this Agreement, Tencent further represents that it has not been organized for the purpose of acquiring the Subscription Shares, and it does not have any contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Subscription Shares, and has not solicited any Person for such purpose.

4.5    Exempt from Registration; Restricted Securities. Tencent understands that the Subscription Shares and the Conversion Shares have not been and will not be registered under the Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on Tencent’s representations set forth in this Agreement. Tencent understands that the Subscription Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Act and the Company has no obligation to register or qualify the Subscription Shares for resale except as otherwise specified in the Transaction Documents; that the Subscription Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available. Tencent further acknowledges that if such exemption from registration or qualification is available, it may be conditioned on various requirements including without limitation the time and manner of sale, the holding period for the Subscription Shares and on requirements relating to the Company which are outside of Tencent’s control, and which the Company is under no obligation and may not be able to satisfy.

4.6    No Conflicts. Neither the execution, delivery or performance by Tencent of, or compliance by Tencent with, this Agreement and the other Transaction Documents to which Tencent is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) result in any violation or breach by Tencent of any of its constitutional documents (b) result in any violation, breach of default under any material contract to which Tencent is a party, (c) violate any Applicable Law or (d) require any Approvals, except in the cases of subsections (b), (c) and (d), as would not, individually or in the aggregate, be reasonable expected to adversely impact in any material respect the ability of Tencent to consummate the transactions contemplated hereby and thereby.

4.7    Disclosure of Information. Tencent and its advisors have been afforded the opportunity to ask questions of and receive answers from representatives of the Company regarding the terms and conditions of the offering of the Subscription Shares and relating to the business, management, finances and operations of the members of the Group Companies, and has had an opportunity to review the Group Companies’ facilities.

4.8    Knowledge and Experience. Tencent is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment of a nature similar to that contemplated hereby. Tencent is relying solely on its own counsel and other advisors for legal, financial and other advice with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

4.9    No Litigation. There is no Action pending (or, to the knowledge of Tencent, currently threatened) against Tencent or its equity interests, properties or assets or, to the knowledge of Tencent, against any of its Affiliates or any officer, director or employee of Tencent or any of its Affiliates, in connection with this Agreement or any Transaction Document or the transactions contemplated hereby and thereby. There is no order, writ, injunction, judgment or decree of any court or Governmental Authority against Tencent, any of its equity interests, properties or assets, or any of its directors or officers in connection with this Agreement or any Transaction Document or the transactions contemplated hereby and thereby.

4.10    Financing. Tencent has cash available sufficient to purchase its Subscription Shares and to pay all related fees and expenses for which Tencent will be responsible, and affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Tencent obtains financing for or related to any of the transactions contemplated hereby. The funds used by Tencent to purchase its Subscription Share will be obtained without violation of any Applicable Law.

4.11    Legends. Tencent understands that the certificates evidencing the Subscription Shares issued pursuant to this Agreement may bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

5.	POST-CLOSING COVENANTS OF THE WARRANTORS

5.1    Use of Proceeds. The Warrantors shall procure that the proceeds from the issuance of the Subscription Shares hereunder shall be used for the business expansion, research and development, acquisitions, marketing and working capital purposes of the Group Companies in accordance with the business plan and budget or as may be approved by the Board from time to time pursuant to the Existing Shareholders Agreement and the Restated Articles, and/or for payment of the fees, costs, expenses and other payments of the Group Companies in connection with the transactions contemplated hereby and by the other Transaction Documents.

5.2    Business of the Group Companies. The Company and the Founders shall cause each Group Company to conduct its business in accordance with Applicable Law and in accordance with the business plan and budget as approved by the Board from time to time pursuant to the Existing Shareholders Agreement and the Restated Articles.

5.3    Permits. The Group Companies shall, and the Founders shall cause the Group Companies to, take commercially reasonable efforts to meet the requirements of Applicable Law (including but not limited to applicable PRC rules and regulations relating to telecommunication business, software, Proprietary Assets, anti-monopoly, Taxation, employment, and social welfare and benefits in all material respects) or competent Governmental Authorities to ensure the compliance in all material respects of their business operations, including without limitation, as soon as practically possible, obtaining and maintaining at all times all Permits that are required in connection with their respective business operations in accordance with Applicable Law.

5.4    Anti-corruption. The Warrantors undertake that they shall not intentionally, and shall not direct any of their Subsidiaries or Affiliates or any of their respective Representatives to, promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any Non-U.S. official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Warrantors further undertake that they shall, and shall cause each of their Subsidiaries or Affiliates to, use reasonable best efforts to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

5.5    Other Post-Closing Matters.

(a)    Regulatory Filings. The Group Companies and the Founders shall duly complete all filings and registrations with the PRC Governmental Authorities as required on their part by the Applicable Laws to the extent reasonably practicable.

(b)    Compliance with Applicable Law. Each of the Group Companies shall comply with its respective business scope and all Applicable Laws, including but not limited to applicable PRC rules and regulations relating to their businesses, intellectual property, anti-

monopoly, Taxation, product quality, import and export of commodities, employee social insurance, employee housing fund contribution and foreign exchange, and each Founder shall use his reasonable best efforts to cause each of the Group Companies to comply with the foregoing Applicable Laws in all material aspects.

(c)    Lease Registration. Each applicable Group Company in the PRC shall use commercially reasonable efforts to cause its real estate lease to be registered in accordance with Applicable Law.

(d)    Transfer of Proprietary Assets. Upon written request from the majority of holders of the Preferred Shares, the Operating Company shall apply to be transferred to the WFOE such Proprietary Assets held by the Operating Company as designated in such written request (except for those Proprietary Assets to be retained by the Operating Company to support its business and operations as required under Applicable Law).

(e)    Supervision on Food and Cosmetic Products Sellers. Upon written request from relevant Governmental Authority or the majority of holders of the Preferred Shares, the applicable Group Company shall update its compliance policies regarding supervision of online platform sellers of food and cosmetic products in compliance with Applicable Law.

(f)    Compliance regarding Payment Business License. If any Group Company operates a business that requires a PRC payment business license, the applicable Group Company shall use commercially reasonable efforts to obtain the applicable PRC payment business license, and (if applicable) update its online payment process in compliance with Applicable Law in respect of online payment.

(g)    Compliance regarding Internet Pharmaceutical Products Information Service License. Upon written request from relevant Governmental Authority or the majority of holders of the Preferred Shares, the applicable Group Company shall use commercially reasonable efforts to obtain the applicable PRC internet pharmaceutical products information service license in compliance with Applicable Law.

(h)    Compliance regarding “街利贷” Business. If the applicable Group Company in the PRC requires any PRC financial guarantee license in respect of the “街利贷” business, it shall use commercially reasonable efforts to obtain (i) the applicable PRC financial guarantee business license, failing which it shall terminate or amend all outstanding business contracts in respect of the “街利贷” business of such Group Company to the extent necessary to maintain compliance with Applicable Laws, and (ii) third party guarantee or insurance coverage for the then-outstanding credit lines extended by such Group Company to their merchants in connection with the “街利贷” business.

(i)    Compliance regarding Medical Device and Health Product Advertisements. At any time after the Closing, the Operating Company shall not publish any advertisement for medical device and/or health products without obtaining proper approval for such advertisement from the competent food and drug administration authority in compliance with Applicable Law.

(j)    Post-Closing Filings. The Company shall instruct its registered office provider to, within the applicable time period (as required by Applicable Law) following the Closing Date, file the Restated Articles with the Registrar of Companies of the Cayman Islands.

6.	CONDITIONS TO TENCENT’S OBLIGATIONS AT THE CLOSING

The obligation of Tencent to purchase its Subscription Shares is subject to the fulfillment on or prior to the Closing, unless otherwise waived by Tencent in writing, of the following conditions:

6.1    Representations and Warranties True and Correct. The representations and warranties made by the Warrantors in Section 3 hereof shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2    Performance of Obligations. Each Warrantor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3    Compliance Certificate. At the Closing, the Company shall deliver to Tencent a duly executed certificate, dated the Closing Date, certifying that the conditions specified in Sections 6.1, 6.2, 6.4, 6.6 and 6.7 have been fulfilled.

6.4    Amendment to Constitutional Documents. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of the Board and its shareholders.

6.5    Register of Members. Tencent shall have received a copy of the Company’s register of members, updated to show Tencent as the holders of the Subscription Shares as of the Closing Date, certified by a director of the Company as true and complete as of such date.

6.6    No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

6.7    No Illegality. There shall not be in effect any Applicable Law enjoining, restraining or otherwise prohibiting or making illegal the consummation by the Company of any of the transactions contemplated by this Agreement or any other Transaction Document.

7.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement to consummate the Closing are subject to the fulfillment at or before such closing of the following conditions:

7.1    Representations and Warranties. The representations and warranties of Tencent contained in Section 4 hereof shall be true and correct in all material respects as of the Closing Date.

7.2    Performance of Obligations. Tencent shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

7.3    Business Cooperation Agreement. Tencent shall have duly executed the Business Cooperation Agreement.

7.4    No Illegality. There shall not be in effect any Applicable Law enjoining, restraining or otherwise prohibiting or making illegal the consummation by Tencent of any of the transactions contemplated by this Agreement or any other Transaction Document.

8.	INDEMNIFICATION

8.1    Indemnification. Each of the Warrantors (the “Indemnifying Parties”) hereby, jointly and severally, agrees, from and after the Closing, to indemnify and hold harmless Tencent and its directors, officers, employees and Affiliates (each, an “Indemnified Party”) from and against any and all Indemnifiable Losses suffered by such Indemnified Party as a result of or arising from:

(a)    any breach of the representations and warranties made by the Warrantors in this Agreement (a “Warranty Breach”); or

(b)    any breach of the covenants and other obligations of the Warrantors set forth in this Agreement.

8.2    Limitations.

(a)    The Indemnifying Parties shall not be liable in respect of any Indemnifiable Loss arising from the same or substantially similar facts, events or circumstances by the Indemnified Party in respect of any Warranty Breach under Section 8.1 unless and until the Indemnifiable Losses in respect of such facts or circumstances exceed, in aggregate, US$200,000.

(b)    The Indemnifying Parties shall not be liable towards any Indemnified Party in respect of any of such party’s Indemnifiable Losses in respect of any Warranty Breach under Section 8.1 unless and until the aggregate amount of such Indemnifiable Losses exceeds 6% of an amount equal to the Series C-3 Closing Consideration Fair Value, in which case the Indemnifying Parties shall be liable for any such Indemnifiable Losses (including such first 6%).

(c)    The aggregate liability of the Warrantors in respect of any Warranty Breach under Section 8.1, other than Indemnifiable Losses in respect of any breaches of any Fundamental Warranties, shall not exceed 40% of an amount equal to the Series C-3 Closing Consideration Fair Value. The aggregate liability of the Indemnifying Parties under Section 8.1 for Indemnifiable Losses in respect of any Fundamental Warranties shall not exceed an amount equal to the Series C-3 Closing Consideration Fair Value.

(d)    Notwithstanding anything contained in this Agreement, the limitations of indemnification set forth in this Section 8.2 shall not apply to any fraud.

8.3    Survival of Representations and Warranties. Each of the representations and warranties of the Warrantors (other than the Fundamental Warranties) set forth in Section 3 shall survive until the first anniversary of the Closing Date, and each of the Fundamental Warranties shall survive indefinitely after the Closing.

8.4    Exclusive Remedy. From and after the Closing, the indemnification provisions set forth in this Section 8 shall be the sole and exclusive remedy for Tencent in respect of any breach of any representation or warranty made by the Warrantors in this Agreement.

8.5    Procedure. Any Indemnified Party seeking indemnification under this Section 8 shall give notice to the Indemnifying Parties. In the event of any claim, demand, action or proceeding asserted against any Indemnified Party by a third party with respect to which such Indemnified Party may claim indemnification under Section 8.1 (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Parties written notice within twenty (20) Business Days of receiving written notice of such Third Party Claim. If the Indemnified Party fails to provide such notice within such time period, the Indemnifying Parties will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Parties’ ability to defend is prejudiced by such failure of the Indemnified Party. The Indemnifying Parties shall notify the Indemnified Party within thirty (30) days after receipt of such notice as to whether any Indemnifying Party will assume the defense of such Third Party Claim. If any Indemnifying Party assumes the defense, (i) the Indemnified Party shall have the right to participate in such defense and to engage separate counsel of its own choosing at its own cost and expense and (ii) such Indemnifying Party shall not agree to any compromise or settlement to which the Indemnified Party has not consented to in writing (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if counsel for the Indemnified Party reasonably determines that there is a conflict between the positions of the Indemnifying Parties and the Indemnified Party in conducting the defense of such Third Party Claim, then the reasonable fees of such separate counsel shall be paid by the Indemnifying Party. If requested by any Indemnifying Party, the Indemnified Party will, at the cost and expense of such Indemnifying Party, provide reasonable cooperation to such Indemnifying Party in defending such Third Party Claim. If no Indemnifying Party elects to assume the defense of such Third Party Claim, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Parties, provided that the Indemnified Party shall not agree to any compromise or settlement to which the Indemnifying Parties have not consented in writing (which consent shall not be unreasonably withheld or delayed).

9.	MISCELLANEOUS

9.1    Governing Law. This Agreement shall be governed by and construed exclusively in accordance the laws of Hong Kong.

9.2    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by this Agreement. This Agreement and the rights and obligations hereunder may not be assigned by Tencent without the prior written consent of the Company (which consent may not be unreasonably withheld if Tencent proposes to assign its rights and obligations hereunder to any of its Affiliates). This Agreement and the rights and obligations therein may not be assigned by the Company or any other party (other than Tencent) without the written consent of Tencent.

9.3    Entire Agreement. This Agreement, the other Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subject matter hereof and thereof; provided, however, that nothing in this Agreement or the other Transaction Documents shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.4    Notices.

(a)    Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit D hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit D; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit D with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

(b)    Each Person communicating hereunder by facsimile shall promptly confirm by telephone with the Person to whom such communication was addressed the receipt of each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.4, by giving the other parties written notice of the new address in the manner set forth above.

9.5    Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company, the Founders and Tencent.

9.6    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.7    Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement.

9.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.9    Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the parties’ intent in entering into this Agreement.

9.10    Further Assurances. Each party shall from time to time and at all times hereafter make, do or execute, or cause or procure to be made, done and executed, such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

9.11    Dispute Resolution.

(a)    Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 9.11(b) shall apply.

(b)    Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled in Hong Kong by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) as present in effect and as may be amended by the rest of this section, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed by HKIAC according to the HKIAC Rules. The arbitration shall be conducted in both Chinese and English. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

9.12    Expenses. Each party hereto will bear its own legal, accounting and out-of-pocket costs and expenses incurred by such party in connection with the execution, negotiation and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

9.13    Confidentiality and Non-Disclosure.

(a)    Disclosure of Terms. The terms and conditions of this Agreement, the other Transaction Documents and all exhibits and schedules attached to such agreements, including their existence and the identity of each party (collectively, the “Financing Terms”) shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than by reason of the breach of the confidentiality obligations hereunder.

(b)    Press Releases, Etc. Each party may disclose the existence of the transactions contemplated under this Agreement in a press release jointly approved by the Company and Tencent; provided, however, that any press release issued by any party shall not disclose any of the Financing Terms without the prior written consent of the other parties hereto. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the other parties hereto.

(c)    Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, directors, officers, shareholders, employees, investment bankers, lenders, partners, accountants and attorneys, as necessary, in each case only where such Persons are under appropriate nondisclosure obligations.

(d)    Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including, without limitation, pursuant to securities laws and regulations and stock exchange rules) to disclose the existence of this Agreement, any other Transaction Documents, any of the exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 9.13, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is requested or legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(e)    Other Information. The provisions of this Section 9.13 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

(f)    Survival. The obligations of each party under this Section 9.13 shall survive and continue to be binding upon such party for a period of two (2) years after the termination of this Agreement.

(g)    Notices. All notices required under this section shall be made pursuant to Section 9.4 of this Agreement.

9.14    Termination of this Agreement.

This Agreement may be terminated by the Company, on the one hand, or by Tencent, on the other hand, by delivery of a written notice to the other parties hereto on or after the later of (i) the thirtieth (30th) Business Day after the date hereof and (ii) another date mutually agreed upon by the Company and Tencent, in each case if the Closing has not occurred on or prior to such date, provided that (i) the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.14 if the Closing failed to occur on or prior to such date due to a material breach by the Warrantors of their representations, warranties or covenants hereunder; and (ii) Tencent shall not be entitled to terminate this Agreement pursuant to this Section 9.14 if the Closing failed to occur on or prior to such date due to a material breach by Tencent of its representations, warranties or covenants hereunder. Upon termination of this Agreement under this Section 9.14, this Agreement shall forthwith become wholly void and of no effect and the parties shall be released from all future obligations hereunder, except as otherwise expressly provided herein; provided that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

9.15    Effectiveness and Validity.

This Agreement shall become effective upon execution and delivery of this Agreement by each of the parties hereto.

10.	DEFINITIONS

10.1    Certain Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and the term “Affiliated” have the meaning correlative to the foregoing;

“Board” means the board of directors of the Company;

“Business Cooperation Agreement” means a Business Cooperation Agreement, the agreed substance and form of which are set forth in Exhibit B, to be entered into by the Company and Tencent at or prior to the Closing;

“Business Day” means any day other than a Saturday, Sunday or another day on which commercial banking institutions in Hong Kong, the Cayman Islands and the PRC are authorized or required by law or executive order to close;

“Control” means the power or authority, whether exercised or not, to direct the business, management and policies of an entity, directly or indirectly, or by effective control whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such entity or power to control the composition of a majority of the board of directors of such entity; the terms “Controlled” and “Control” have the meaning correlative to the foregoing;

“Disclosure Schedule” means the disclosure schedule attached hereto as Exhibit C;

“ESOP” means the Global Share Plan of the Company adopted by the Board and the Shareholders on September 1, 2011, as amended or amended and restated from time to time;

“Existing Articles” means the Twelfth Amended and Restated Memorandum and Articles of Association of the Company;

“Existing Shareholders Agreement” means the Tenth Amended and Restated Shareholders Agreement of the Company, dated as of February 3, 2016, by and among the Company, the Key Group Companies and other parties thereto;

“Fundamental Warranties” means, collectively, the representations and warranties of the Warrantors as set forth in Section 3.1 (Organization, Standing and Qualification), Section 3.2 (Capitalization), Section 3.3 (Group Companies), Section 3.4 (Due Authorization and Enforceability) and Section 3.6 (Valid Issuance of Shares);

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization;

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Group Companies” means the Company and its Subsidiaries as they exist from time to time, collectively, and each is herein referred to individually as a “Group Company”;

“Indemnifiable Loss” means, with respect to any Person, (x) any cost, damage, deficiency, disbursement, expense, liability, loss, penalty or Tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees incurred in the investigation, collection, prosecution and defense of claims therefor and amounts paid in settlement thereof (as permitted by Section 8.5 and only to the extent they are reasonable documented out-of-pocket costs incurred in connection with the foregoing) together with all interest and penalties, that are imposed on or otherwise incurred or suffered by such Person, and (y) any diminution in value in the Subscription Shares, but in each case, excluding any consequential, exemplary, speculative, loss of profits or punitive damages;

“Key Employee” shall mean the Founders and other individuals whose names and positions are set forth in Exhibit E;

“Knowledge of the Warrantors” means actual knowledge of the Founders;

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other similar restriction or limitation;

“Material Adverse Effect” means a material adverse effect on the business, financial condition, assets or results of operations of the Group Companies, taken as a whole; provided, however, that in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed or constitute, nor shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement or any other Transaction Document; (ii) any effect that results from actions taken (or omitted to be taken) at the request of or with the consent of Tencent; (iii) any effect that results from changes generally affecting any of the industries in which the Group Companies operate or generally affecting the economy or financial market conditions in one or more jurisdictions in which the Group Companies operate or generate revenues; (iv) any changes in Applicable Law or the interpretation or enforcement thereof or in applicable accounting principles or the interpretation thereof; (v) any pandemic, earthquake, typhoon or other natural disaster or similar force majeure event; or (vi) any failure to meet any internal projections or forecasts, provided that facts, events, circumstances, developments, changes, conditions, occurrences or effects set forth in Sections (iii) and (iv) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred if and to the extent such facts, events, circumstances, developments, changes, conditions, occurrences or effects individually or in the aggregate have a disproportionate impact on the Group Companies, taken as a whole, relative to the other participants in the industries or geographic markets in which the Group Companies conduct their business;

“Open Source Software” means any software that is subject to (i) the GNU General Public License, (ii) the GNU Lesser Public License (formerly known as the GNU Library Public License), (iii) the Mozilla Public License, (iv) the Developers Open Source Public License or (v) any license that satisfies the Open Source Definition of the Open Source Initiative;

“Operating Company” means Hangzhou Juangua Network Co., Ltd. (杭州卷瓜网络有限公司), a limited liability company organized under the laws of the PRC, which is one of the Key Group Companies;

“Ordinary Shares” means ordinary shares, par value US$0.00001 per share, of the Company;

“Person” means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;

“PRC” means the People’s Republic of China, which for the purpose of this Agreement does not include the special administrative regions of Hong Kong, Macao, and Taiwan;

“Preferred Shares” means the preferred shares, par value US$0.00001 per share, of the Company (and includes the Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares, Series A-4 Preferred Shares, Series A-5 Preferred Shares, Series A-6 Preferred Shares, Series A-7 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares and the Series C-3 Preferred Shares);

“Prohibited Person” means any Person that is (i) a national or resident of any U.S. embargoed or restricted country, (ii) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (iii) a member of any PRC military organization, or (iv) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Proprietary Assets” means all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing;

“Public Official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise;

“Registered Intellectual Property” means all Proprietary Assets of a Group Company, wherever located, that are the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority;

“Restated Articles” means the Thirteenth Amended and Restated Memorandum and Articles of Association of the Company, in substantially the form attached hereto as Exhibit A;

“RMB” means the lawful currency of the PRC;

“SAFE” means the PRC State Administration of Foreign Exchange;

“Series A-1 Preferred Shares” means the Series A-1 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series A-2 Preferred Shares” means the Series A-2 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series A-3 Preferred Shares” means the Series A-3 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series A-4 Preferred Shares” means the Series A-4 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series A-5 Preferred Shares” means the Series A-5 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series A-6 Preferred Shares” means the Series A-6 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series A-7 Preferred Shares” means the Series A-7 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series B-1 Preferred Shares” means the Series B-1 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series B-2 Preferred Shares” means the Series B-2 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series C-1 Preferred Shares” means the Series C-1 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series C-2 Preferred Shares” means the Series C-2 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Series C-3 Preferred Shares” means the Series C-3 preferred shares, par value US$0.00001 per share, of the Company, having such rights, privileges and powers as set forth in the Restated Articles;

“Shareholders” means the members of the Company set forth in the Company’s register of members from time to time;

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person;

“Tax” or “Taxes” or “Taxation” means any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education tax), property (including urban real estate tax and land use taxes), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes of any kind whatsoever, and all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any of the foregoing tax items;

“Transaction Documents” means this Agreement, the Restated Articles, the Business Cooperation Agreement and any other agreement, document or instrument required to be executed and delivered in connection with the transactions contemplated by this Agreement and the other Transaction Documents;

“Undertakings to Act in Concert” means, collectively, the undertakings entered into by and among the Company, Mr. CHEN Qi and/or his Affiliates, and Bertelsmann Asia Investments AG and Trustbridge Partners IV, L.P., respectively, relating to certain act-in-concert arrangements among the parties thereto, as such undertakings may be amended, supplemented, modified or substituted from time to time; and

“WFOE” means Hangzhou Shiqu Information and Technology Co., Ltd. (杭州时趣信息技术有限公司), a limited liability company organized under the laws of the PRC.

10.2    Terms Defined Elsewhere. For the purposes of this Agreement, the following terms have the meanings specified in the indicated Sections of this Agreement:

Defined Terms	Section
Act	3.20
Action	3.12
Affiliate	10.1
Affiliated	10.1
Agreement	Preamble
Applicable Law	3.13(a)
Approvals	3.5
Board	10.1
Business Day	10.1
CFC	3.17(e)

Circular 37	3.13(c)
Closing	2.1(a)
Closing Date	2.1(a)
Company	Preamble
Company Security Holder	3.13(c)
Compliance Laws	3.23(a)
Control	10.1
Controlled	10.1
Controlling Documents	3.3
Conversion Shares	1.1
Disclosing Party	9.13(d)
ESOP	10.1
Existing Articles	10.1
Existing Shareholders Agreement	10.1
FCPA	3.23(a)
Financial Statements	3.16(a)
Financing Terms	9.13(a)
Founder	Preamble
Founders	Preamble
Fundamental Warranties	10.1
Governmental Authority	10.1
Governmental Order	10.1
Group Companies	10.1
Group Company	10.1
HKIAC	9.11(b)
HKIAC Rules	9.11(b)
Indemnifiable Loss	10.1
Indemnified Party	8.1
Indemnifying Parties	8.1
Key Employee	10.1
Key Group Companies	Preamble
Key Group Company	Preamble
Knowledge of the Warrantors	10.1
Liabilities	3.8
Lien	10.1
Management Shareholder	Preamble
Management Shareholders	Preamble
Material Adverse Effect	10.1
Material Contract	3.11(a)
Non-Disclosing Parties	9.13(d)
Open Source Software	10.1
Ordinary Shares	10.1
Permit	3.13(b)
Person	10.1
PFIC	3.17(e)
PRC	10.1

Preferred Shares	10.1
Prohibited Person	10.1
Proprietary Assets	10.1
Public Official	10.1
Registered Intellectual Property	10.1
Related Party	3.18
Related Party Contract	3.18
Representatives	3.23(a)
Restated Articles	10.1
RMB	10.1
SAFE	10.1
SAFE Rules and Regulations	3.13(c)
Series A-1 Preferred Shares	10.1
Series A-2 Preferred Shares	10.1
Series A-3 Preferred Shares	10.1
Series A-4 Preferred Shares	10.1
Series A-5 Preferred Shares	10.1
Series A-6 Preferred Shares	10.1
Series A-7 Preferred Shares	10.1
Series B-1 Preferred Shares	10.1
Series B-2 Preferred Shares	10.1
Series C-1 Preferred Shares	10.1
Series C-2 Preferred Shares	10.1
Series C-3 Closing Consideration Fair Value	1.1
Series C-3 Preferred Shares	Recitals
Shareholders	10.1
Statement Date	3.16(a)
Subscription Shares	1.1
Subsidiary	10.1
Tax	10.1
Taxation	10.1
Taxes	10.1
Tencent	Preamble
Third Party Claim	8.5
Transaction Documents	10.1
Undertakings to Act in Concert	10.1
Warrantor	3
Warrantors	3
Warranty Breach	8.1(a)
WFOE	10.1

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK -

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY

Meili Inc.

By:	/s/ Chen Qi
Name:	Chen Qi
Title:	CEO

KEY GROUP COMPANIES

MOGU (HK) Limited

By:	/s/ Chen Qi
Name:	Chen Qi
Title:	CEO

Hangzhou Juangua Network Co. Ltd.
(杭州卷瓜网络有限公司)

By:	/s/ Chen Qi
Name:	Chen Qi
Title:	CEO

Hanzhou Shiqu Information and Technology Co. Ltd.
(杭州时趣信息技术有限公司)

By:	/s/ Chen Qi
Name:	Chen Qi
Title:	CEO

SIGNATURE PAGE TO SERIES C-3 PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

KEY GROUP COMPANIES

Meilishuo (Beijing) Network Technologies Co., Ltd.
(美丽说（北京）网络科技有限公司)

By:	/s/ Yue Xuqiang
Name:	Yue Xuqiang
Title:	CEO

Beijing Meilishikong Network Technologies Co., Ltd.
(北京美丽时空网络科技有限公司)

By:	/s/ Yue Xuqiang
Name:	Yue Xuqiang
Title:	CEO

SIGNATURE PAGE TO SERIES C-3 PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS

/s/ CHEN QI
CHEN QI (陈琪)

/s/ WEI YIBO
WEI YIBO (魏一博)

/s/ YUE XUQIANG
YUE XUQIANG (岳旭强)

SIGNATURE PAGE TO SERIES C-3 PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

MANAGEMENT SHAREHOLDERS

Elevenhalf MG International Limited

By:	/s/ Chen Qi
Name:	Chen Qi
Title:	Director

Elevenhalf MG Holding Limited

By:	/s/ Chen Qi
Name:	Chen Qi
Title:	Director

Plus Performance MG Limited

By:	/s/ Yue Xuqiang
Name:	Yue Xuqiang
Title:	Director

Exceed Intelligence Limited

By:	/s/ Wei Yibo
Name:	Wei Yibo
Title:	Director

SIGNATURE PAGE TO SERIES C-3 PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

TENCENT

Image Future Investment (HK) Limited

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Director

SIGNATURE PAGE TO SERIES C-3 PREFERRED SHARE SUBSCRIPTION AGREEMENT